Exhibit 10.11

Promissory Note-NON-NEGOTIABLE

$______	December 28, 2006

______, an individual with principle place for the transaction of business located at ____________ in exchange for _______ shares of common stock in Osage Energy Corporation promises to pay to Osage Energy Corporation, the sum of $______ together with interest at the rate of eight percent (8%) per annum, principal and interest to be repaid at the Osage Energy Corporation offices at 100 Park Avenue #1040, Oklahoma City, OK, 73102 on or before December 28, 2009.

If any action is instituted on this note in order to enforce payment the holder shall be entitled to recover from the other party all costs and reasonable attorney fees, said action to be brought in the Superior Court of Oklahoma in Oklahoma City.

I the undersigned defaults on said note, interest thereafter on said default will accrue on the unpaid balance at the maximum legal rate allowed by law in the event said interest rate exceeds eight (8%).

_______________________